Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT
This SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is entered into and executed on August 14, 2017 (the “Effective Date”) by and between VERACYTE, INC., a Delaware corporation (“Tenant”), and BRI 1868 RIATA, LLC, a Delaware limited liability company (“Landlord”).
RECITALS
A.    Landlord, as successor-in-interest to Riata Holdings, L.P., a Delaware limited partnership, and Tenant are parties to that certain Lease Agreement dated November 28, 2012 (the “Original Lease”, as amended by that certain First Amendment to Lease Agreement dated January 7, 2014, collectively the “Lease”). The Lease covers the Premises, which is deemed to contain 10,364 rentable square feet (“RSF”) known as Suite 5.100 and Suite 5.110, located on the first (1st) floor of the building known as Building 5 located at 12357-A Riata Trace Parkway, Austin, Texas 78727 (as defined and more particularly described in the Lease, the “Building”), of the complex of office buildings commonly known as the Riata Corporate Park and Riata Crossing (defined in the Lease as the “related complex” and referred to herein as the “Complex”).
B.    The Term of the Lease is scheduled to expire on July 31, 2018.
C.    Landlord and Tenant desire to extend the Term of the Lease and otherwise amend the Lease as set forth in this Second Amendment.
Accordingly, for good and valuable consideration which the parties acknowledge receiving, Landlord and Tenant agree, and the Lease is hereby amended, as follows:
AGREEMENT
1.    Recitals. The Recitals are true and correct and are incorporated into this Second Amendment.
2.    Application of Lease Terms. Capitalized terms used in this Second Amendment and not defined herein shall have the meanings ascribed to them in the Lease.
3.    Extension of Term. The Term of the Lease is hereby extended for a period to begin at 5:01 p.m. local Austin, Texas time on July 31, 2018 and to expire at 11:59 p.m. local Austin, Texas time on January 31, 2029 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Lease, as amended hereby, or extended by written agreement of the parties. Except as set forth in Exhibit “H” attached to the Original Lease, Tenant shall have no option or right to extend or renew the Term beyond the above expiration date, and any provision of the Lease to the contrary is hereby deleted. All references in the Lease, as amended hereby, to the “Term” mean the Term as extended hereby.
4.    Basic Rent. Effective on August 1, 2018 and continuing through the Expiration Date, Tenant shall pay Basic Rent for the Premises in the following amounts:

Time Period	Annual Basic Rent Rate Per RSF	Annual Basic Rent	Monthly Basic Rent
August 1, 2018 through July 31, 2019	$23.00	$238,371.96	$19,864.33*
August 1, 2019 through July 31, 2020	$23.75	$246,144.96	$20,512.08
August 1, 2020 through July 31, 2021	$24.50	$253,917.96	$21,159.83
August 1, 2021 through July 31, 2022	$25.25	$261,690.96	$21,807.58
August 1, 2022 through July 31, 2023	$26.00	$269,463.96	$22,455.33
August 1, 2023 through July 31, 2024	$26.75	$277,236.96	$23,103.08
August 1, 2024 through July 31, 2025	$27.50	$285,009.96	$23,750.83
August 1, 2025 through July 31, 2026	$28.25	$292,782.96	$24,398.58
August 1, 2026 through July 31, 2027	$29.00	$300,555.96	$25,046.33
August 1, 2027 through July 31, 2028	$29.75	$308,328.96	$25,694.08
August 1, 2028 through the Expiration Date (i.e. January 31, 2029)	$30.50	$316,101.96	$26,341.83

Tenant shall pay the above Basic Rent for the Premises at the times and place and in the manner provided in the Lease, as modified by this Second Amendment. Effective on August 1, 2018 and continuing through the Expiration Date, Tenant shall continue to pay Additional Rent (including, without limitation, Tenant’s Proportionate Share of Operating Costs, Tenant’s Proportionate Share of Taxes, and Tenant’s Proportionate Share of Electrical Costs), and all other Rent and amounts due under the Lease, at the applicable times and place and in the manner provided in the Lease, as modified by this Second Amendment.
*Notwithstanding the foregoing, the monthly Basic Rent installment payments otherwise coming due on August 1, 2018, September 1, 2018, October 1, 2018, November 1, 2018, August 1, 2019 and on September 1, 2019 shall be conditionally abated in their entirety. Except as expressly set forth in the immediately preceding sentence, Tenant shall make Basic Rent payments as otherwise provided in the Lease, as amended hereby. Notwithstanding such abatement of Basic Rent set forth above, (a) all other Rent and sums due under the Lease, as amended hereby, including, without limitation, Additional Rent, shall be payable as provided in the Lease, as amended hereby, and (b) any increases in Basic Rent set forth in the Lease, as amended hereby, shall occur on the dates scheduled therefor.
Abatement of Basic Rent, as set forth above, is conditioned upon Tenant’s full and timely performance of its obligations under the Lease, as amended hereby. If an Event of Default by Tenant occurs under the Lease, as amended hereby, then (i) abatement of Basic Rent, as set forth above, shall immediately become void, (ii) Tenant shall not be entitled to any further abatement of Basic Rent pursuant to this Section 4, and (iii) Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, as amended hereby, the full amount of all Basic Rent herein abated.

5.     Construction Allowance. Landlord shall make available a construction allowance of up to TWO HUNDRED FORTY-EIGHT THOUSAND SEVEN HUNDRED THIRTY-SIX AND NO/100 DOLLARS ($248,736.00) (the “Construction Allowance”) for certain improvements to be constructed and installed in the Premises by Tenant, all subject and pursuant to the provisions of the work letter attached hereto as EXHIBIT A (the “Work Letter”). Subject only to the Work Letter, Landlord shall not be required to perform, or contribute to the cost of, any alterations, repairs or improvements to the Premises or the Building (other than Landlord’s repair and maintenance obligations as expressly set forth in the Lease). Tenant currently occupies the Premises, and Tenant shall be deemed to have accepted the Premises for the Term, as same is extended hereby, in its “AS IS - WHERE IS, WITH ALL FAULTS” condition on and as of the Effective Date hereof, without any representations or warranties made by Landlord or relied on by Tenant.
6.    Parking. During the Term, as same is extended by this Second Amendment, Tenant’s parking rights and obligations set forth in Exhibit “G” to the Lease shall continue in full force and effect.
7.     Security Deposit. The Security Deposit, as defined in the Basic Lease Information section of the Original Lease, is hereby amended such that the amount of the Security Deposit required under the Lease is $139,378.52. Within three (3) business days after the Effective Date of this Second Amendment, Tenant shall deliver to Landlord the amount of $64,239.53 in immediately available funds, which shall be added to the $75,138.99 Security Deposit currently held by Landlord, after which the amount of the Security Deposit then held by Landlord will equal $139,378.52. If (i) there then-exists no Event of Default by Tenant under the Lease, as amended hereby, and (ii) there then-exists no event or circumstance which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease, as amended hereby, and (iii) Tenant provides Landlord with written evidence (as reasonably determined by Landlord) that Tenant is net cash flow positive for an entire twelve (12) consecutive month period comprising Tenant’s fiscal year during the Term, then Landlord will refund to Tenant a portion of the Security Deposit equal to $64,239.53 within forty-five (45) days following Landlord’s receipt of such written evidence from Tenant, and following any such refund the amount of the Security Deposit required under the Lease (as amended hereby) will be $75,138.99.
8.     Right of First Refusal. Tenant shall have the one-time right of first refusal to lease the Suite 140 Space, subject and pursuant to the provisions of EXHIBIT B attached to this Second Amendment.
9.     Termination Option. Tenant shall have a one-time right to terminate the Lease as to the entire Premises, subject and pursuant to the provisions of EXHIBIT C attached to this Second Amendment.
10.     Extension Option. Tenant’s existing option to extend the Term of the Lease set forth in Exhibit “H” to the Original Lease shall remain in full force and effect during the Term, as same is extended hereby.
11.    Brokers. Tenant represents that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Second Amendment other than Transwestern (“Landlord’s Broker”), whose rights to a commission to be paid by Landlord are governed by a separate written agreement with Landlord, and Newmark Grubb Knight Frank (“Tenant’s Broker”), whose rights to a commission to be paid by Landlord are governed by a separate written agreement with Landlord. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, costs, expenses or liabilities, including reasonable attorneys’ fees, for commissions or other compensation claimed by any broker or agent other than Landlord’s Broker and Tenant’s Broker with regard to this Second Amendment as a result of any dealings with Tenant or claiming by or through Tenant.
12.    Representations. As of the Effective Date hereof, Tenant hereby represents and warrants to Landlord the following, all of which shall survive the expiration or termination of the Lease: (i) Tenant is the sole legal and equitable owner of the leasehold estate of the "Tenant" under the Lease and is the only occupant of the Premises; (ii) Tenant has not previously assigned or transferred any interest in the Lease (other than as security for any indebtedness) or sublet the Premises or any portion thereof; and (iii) Tenant has full power and authority to execute and deliver this Second Amendment.

13.    Counterpart Execution. This Second Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one instrument, but, in making proof of this instrument, it shall not be necessary to produce or account for more than one such counterpart. Executed counterparts of this Second Amendment may be exchanged by electronic mail, which executed counterparts shall serve as originals for all purposes.
14.    Landlord’s Notice Address. Landlord’s address for notice, as set forth in the Basic Lease Information section of the Original Lease, is hereby modified to read in its entirety:
Accesso Partners LLC
1021 Main Street, Suite 1920
Houston, Texas 77002
Attn:  Asset Manager

with a copy to:
Accesso Services LLC
12331-B Riata Trace Parkway, Suite 100
Austin, Texas 78727
Attn: Property Manager

15.    Landlord’s Billing Address. Landlord’s address for payments under the Lease, as amended hereby, is as follows:

BRI 1868 Riata, LLC
P.O. Box 714244
Cincinnati, Ohio 45271-4244

16.    No Default. Tenant acknowledges that, to Tenant’s actual knowledge, as of the Effective Date, Landlord has performed all of its obligations under the Lease, Landlord is not in default under the Lease, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or relating thereto.
17.    Lender Approval. If a mortgagee of the Building has the right to consent to this Second Amendment and fails to give such consent on terms and conditions acceptable to Landlord in its sole and absolute discretion, Landlord may, in its sole and absolute discretion, terminate and cancel this Second Amendment. Such option shall be exercisable by Landlord by written notice to Tenant of such termination, whereupon this Second Amendment shall be deemed cancelled and terminated, and both Landlord and Tenant shall be relieved of any and all liabilities and obligations hereunder; provided, however, that the Lease shall remain in full force and effect.
18.    Ratification. As amended hereby, the Lease is hereby ratified and confirmed by each party as being in full force and effect. Each party agrees that, as amended hereby, the Lease is the binding and enforceable obligation of such party. To the extent of any conflict or inconsistency between this Second Amendment and the Lease, the terms of this Second Amendment shall govern and control to the extent of such conflict or inconsistency. Nothing in this Second Amendment shall be deemed a waiver or release of any unperformed obligations of Tenant under the Lease, including, without limitation, any delinquent rentals payable by Tenant. References in the Lease and this Second Amendment to “this Lease”, “the Lease” or similar shall be a reference to the Lease as amended from time to time, including by this Second Amendment.
19.    Confidentiality. Tenant will keep confidential (a) the terms of this Second Amendment, and (b) all negotiations and communications with Landlord and its representatives in connection with this Second Amendment (collectively, “Confidential Information”), and Tenant will not disclose or make available any Confidential Information to any other tenant in the Building or to any other person or entity, except (i) to Tenant’s accountants, brokers, attorneys, and other agents for the sole purpose of providing advice to Tenant in connection with the Confidential Information and who agree to preserve the confidential nature of same, or (ii) as required by law.

20.    Attorneys’ Fees. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Second Amendment (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable attorneys’ fees, court costs and expenses incurred in such action.
21.    Entire Agreement. This Second Amendment, including any exhibits attached hereto and any agreements referenced herein or therein, is deemed fully integrated and contains the entire agreement of the parties hereto with respect to the matters covered thereby. Except as set forth in the Lease (and any related guaranty) as amended hereby, no other agreement, statement or promise made by any party hereto, or to any employee or agent of any party hereto, which is not contained herein, shall be binding or valid. All prior or contemporaneous agreements or writing between or among the parties are specifically merged into this Second Amendment. This Second Amendment may not be amended, modified or supplemented except by written instrument fully executed and delivered by Landlord and Tenant.
22.    Exhibits. The following Exhibits are attached to this Second Amendment and incorporated herein by reference:
EXHIBIT A:     Work Letter
EXHIBIT B:     Right of First Refusal
EXHIBIT B-1:     Outline of Suite 140 Space
EXHIBIT C:     Termination Option

(signatures on following page)

Landlord and Tenant have executed and entered into this Second Amendment to Lease Agreement effective as of the Effective Date.

LANDLORD:

BRI 1868 RIATA, LLC,
a Delaware limited liability company

By:	/s/ Michael Adams
Name:	Michael Adams
Title:	Director, Asset Management

TENANT:

VERACYTE, INC.,
a Delaware limited liability company

By:	/s/ Keith Kennedy
Name:	Keith Kennedy
Title:	CFO

EXHIBIT A
WORK LETTER
1.    Preliminary. This Work Letter governs the refurbishment of the Premises by Tenant. Landlord has no obligation to make alterations or improvements to the Premises. Except for funding of the Construction Allowance pursuant to this Work Letter, Landlord has no obligation to contribute to cost of the Tenant Improvements or any other improvements to the Premises desired by Tenant.
2.    Definitions. All capitalized terms used but not defined herein shall have the meanings set forth for such terms in the Lease (as amended hereby). The following terms shall have the meanings set forth below:
(a)    “Architect” means the lauckgroup.
(b)    “Construction Costs” means and includes only costs incurred in connection with the Tenant Improvements for (i) labor, materials and supplies for the Tenant Improvements, (ii) contractor, architectural, engineering, design and consultant/manager fees, (iii) preparation of the Space Plan, Final CDs and any other construction documents, (iv) general conditions and permitting costs/fees, (v) related taxes and insurance, and (vi) Landlord’s Fee (defined below).
(c)    “Construction Allowance” means the amount set forth in Section 5 of this Second Amendment.
(d)    “Preliminary Space Plan” means a space plan prepared by Architect depicting all improvements and alterations desired by Tenant to be installed or constructed in the Premises. Landlord shall provide to Tenant an allowance up to ONE THOUSAND THIRTY-SIX AND 40/100 DOLLARS ($1,036.40) to reimburse Tenant for the cost of one (1) test-fit plan (the “Test-Fit Allowance”). The Test-Fit Allowance shall be in addition to, and shall not be deducted from, the Construction Allowance.
(e)    “Preliminary CDs” means preliminary plans and specifications (including architectural, structural, mechanical, electrical and plumbing drawings), consistent in all material respects with the Space Plan, prepared by Architect and detailing all improvements and/or alterations that Tenant proposes to install or construct in the Premises.
(f)    "Space Plan" means the Preliminary Space Plan as finally approved in writing by Landlord and Tenant as provided below.
(g)     “Final CDs” means the Preliminary CDs as finally approved in writing by Landlord and Tenant as provided below, as they may be amended from time to time by any Change Orders.
(h)     “Tenant Improvements” means all improvements, alterations, and work to be installed or performed in or made to the Premises as shown on the Final CDs.
3.    Construction Documents.
(a)    Space Plan. Within fourteen (14) days after the Effective Date, Tenant shall deliver the Preliminary Space Plan to Landlord in electronic Autocad format together with a full-size hard copy. Within ten (10) business days thereafter, Landlord shall notify Tenant in writing whether it approves or disapproves of the Preliminary Space Plan, and any disapproval shall include reasonable details of the reasons therefor, in which case Tenant shall revise the Preliminary Space Plan in accordance with Landlord's objections and submit a revised Preliminary Space Plan to Landlord. Within five (5) business days after such resubmission, Landlord shall notify Tenant in writing whether it approves or disapproves of the re-submitted Preliminary Space Plan, including reasonable details regarding any disapproval, and this process shall be repeated until the final Space Plan has been determined and approved by the parties.

(b)    Final CDs.    Within sixty (60) days after final approval of the Space Plan, Tenant shall deliver the Preliminary CDs to Landlord in electronic Autocad format together with a full-size hard copy. Within ten (10) business days thereafter, Landlord shall notify Tenant in writing whether it approves or disapproves of the Preliminary CDs, and any disapproval shall include reasonable details of the reasons therefor, in which case Tenant shall revise the Preliminary CDs in accordance with Landlord's objections and submit revised Preliminary CDs to Landlord. Within five (5) business days after such resubmission, Landlord shall notify Tenant in writing whether it approves or disapproves of the re-submitted Preliminary CDs, including reasonable details regarding any disapproval, provided that Landlord shall only be entitled to disapprove any resubmitted Preliminary CDs to the extent the same fail to comply with Landlord’s prior reasons for disapproval. This process shall be repeated until the Final CDs have been determined and approved by the parties.
(c)    Approval Standard. Landlord shall not unreasonably withhold, condition, or delay approval of the Preliminary Space Plan or Preliminary CDs, as applicable, unless same reveals a Design Problem, in which case Landlord may withhold approval in its absolute discretion. “Design Problem” means a condition that results, or may result, from the Preliminary Space Plan or Preliminary CDs that, if implemented: (1) would not comply with applicable laws; (2) would not meet or exceed Building standard; (3) would exceed the capacity of Building’s Systems, or adversely affect maintenance or operation of the Building; or (4) would adversely affect the Building’s Structure, common areas, appearance of the Building or common areas, or premises of other tenants.
4.    Contractors/Construction Contracts/Construction Budget.
(a)    Tenant shall bid the Tenant Improvements and select the General Contractor, subject to Landlord’s prior written approval. All subcontractors shall also be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld. Notwithstanding the immediately foregoing sentence, or anything to the contrary contained herein, if any Tenant Improvements will affect the Building’s Structure or include any portion of the Building’s Structure, such Tenant Improvements shall be performed by contractors and subcontractors designated by Landlord, in Landlord’s sole and absolute discretion. Tenant shall enter into a construction contract with the General Contractor, which shall provide for, without limitation, (i) a one-year warranty for all of the Tenant Improvements, and (ii) a requirement that the General Contractor construct the Tenant Improvements in a good and workmanlike manner and in accordance with the Final CDs and all applicable laws and building codes.
(b)    General Contractor and all subcontractors must comply with all applicable laws (including, without limitation, any applicable union labor laws), and Landlord’s rules for contracted services in the Building, which are available from the Building management office.
(c)    Tenant shall cause the General Contractor and all subcontractors to pay for and maintain during the Tenant Improvements construction period, customary insurance with licensed insurers for all insurable risks and liabilities relating to construction of the Tenant Improvements, pursuant to Landlord’s contractor insurance requirements which are available from the Building management office. Such insurance shall include commercial general liability with contractual liability coverage, and full replacement value property damage. The CGL policies shall name Landlord and the management company for the Building as additional insureds. All such policies shall include a waiver of subrogation in favor of Landlord and such management company. Such insurance shall be primary to any insurance carried by said additional insured parties (which shall be excess and non‑contributory). Certificates for such insurance and endorsements required hereunder must be delivered to Landlord before construction is commenced or any equipment or materials are moved onto the Project or into the Building in connection with the Tenant Improvements.
(d)    Tenant shall deliver to Landlord for review and approval a construction budget setting forth the estimated Construction Costs (the “Construction Budget”).

5.    Construction of Tenant Improvements. Construction of the Tenant Improvements shall not be commenced until (i) Landlord and Tenant have approved the Final CDs as set forth above, (ii) Tenant has obtained all necessary building permits; (iii) Landlord and Tenant have approved in writing the Construction Budget and a construction schedule, and (iv) Tenant has paid any Excess Costs required to be paid as set forth below. Promptly after satisfaction of the above requirements, Tenant shall commence construction of the Tenant Improvements and proceed to complete same in a diligent manner. Tenant shall cause the Tenant Improvements to be constructed in a good and workmanlike manner in accordance with the Final CDs and all applicable laws and building codes, and in such a manner and at such times so as not to interfere with the operation of the Building and the occupancy thereof by other tenants. Tenant will not permit any mechanics or materialmen’s liens to be filed against the Building.
6.    Change Orders. Before making material changes to the Final CDs, Tenant must submit to Landlord a change order request in a commercially reasonable and customary form prepared by Architect. Landlord’s written approval or disapproval of such request shall be made within the time periods and governed by the standards for approval of the Preliminary CDs as described above. If Landlord approves such request, same shall be evidenced by a written change order executed by Landlord and Tenant (“Change Order”), and any incremental, net increase in the cost of construction of the Tenant Improvements shall be added to Construction Costs, and the Construction Budget shall be automatically adjusted to include such costs.
7.    Substantial Completion; Punch-List. “Substantial Completion” means that the Tenant Improvements have been substantially completed in accordance with the Final CDs as reasonably determined by Architect (and confirmed by Landlord’s construction representative), even though minor details of construction, decoration, mechanical adjustments and other “punch-list” items may remain to be completed. Within three (3) business days after Substantial Completion, Landlord’s Representative and Tenant’s Representative shall conduct a walk-through of the Premises and identify any touch-up work and minor repairs that are necessary for final completion. Tenant shall cause the General Contractor to complete all such punch-list items within thirty (30) days after agreement thereon. Tenant or General Contractor shall file a Notice of Completion (or equivalent) after the Tenant Improvements are completed, if customary or required where the Building is located.
8.    Payment for Tenant Improvements/Construction Allowance.
(a)    Disbursement of Construction Allowance. Tenant shall be responsible for all Construction Costs, provided that Landlord will make available the Construction Allowance to be applied toward Construction Costs. During the construction of the Tenant Improvements, Landlord shall disburse the available Construction Allowance no more frequently than monthly for Construction Costs incurred by Tenant, as follows:
(1)    Interim Disbursements. On or before the fifth (5th) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord each of the following: (A) a request for payment of the General Contractor approved by Tenant, in the appropriate AIA form or other form approved by Landlord showing the schedule, by trade, of percentage of completion of the Tenant Improvements, detailing the portion of the Tenant Improvements completed and the portion not completed, and demonstrating that the relationship between the Construction Costs completed and the Construction Costs to be completed complies with the terms of the Construction Budget, (B) copies of invoices from Tenant’s contractors for labor rendered and materials delivered to the Premises and for which payment is sought through the subject disbursement; and (C) executed mechanic’s lien releases from all of Tenant’s contractors for whom payment is sought and for all previous draws paid by Landlord in a form approved by Landlord (the foregoing being collectively referred to herein as an “Interim Application for Payment”). Tenant’s submission of an Interim Application for Payment shall be deemed Tenant’s acceptance and approval of the portion of the Tenant Improvements furnished and/or the materials supplied as set forth in Tenant’s payment request. Subject to the terms of this Work Letter, on or before the thirtieth (30th) day of the following calendar month, Landlord shall deliver a check to Tenant or the General Contractor (as determined by Landlord in sole and absolute discretion) in payment of the lesser of (i) the amounts so requested by Tenant, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Retainage”) and (ii) the balance of any remaining available portion of the Construction Allowance (not including the Retainage), provided that Landlord does not dispute any request for payment based on non-compliance of any Tenant Improvements with the Final CDs, or due to any substandard work, or for any other reasonable reason. Landlord’s payment of any Interim Application for Payment or the Final Application for Payment (as hereinafter defined) shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s Interim Application for Payment or Final Application for Payment.
(2)    Final Disbursement. Subject to the terms of this Work Letter, Landlord shall pay the Retainage to Tenant within thirty (30) days following the receipt by Landlord of an executed application for payment on the appropriate AIA form or other form approved by Landlord and the following items: (i) final lien waivers from all persons performing work or supplying or fabricating materials for the Tenant Improvements, fully executed, acknowledged and in recordable form, (ii) Tenant’s and Architect’s certification that the Tenant Improvements have been finally completed, including all punch-list items, on the appropriate AIA form or such other form as is approved by Landlord, (iii) copies of all certificates of occupancy, record drawings (electrical, mechanical, fire sprinkler, and architectural) and evidence that Tenant can lawfully occupy the Premises, (iv) Landlord has determined that no substandard work exists which adversely affects the Building’s Systems or the Building’s Structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (v) evidence that Tenant has paid for all Excess Costs (if any), (vi) commissioning documents for any equipment installed as part of the Tenant Improvements that are tied into the Building’s Systems, and (vii) Tenant has furnished Landlord with an accurate architectural “as-built” plan of the Tenant Improvements as constructed in CADD format together with a hard copy thereof (collectively, a “Final Application for Payment”). Tenant’s submission of a Final Application for Payment shall constitute Tenant’s warranty to Landlord that Tenant has inspected all of the Tenant Improvements and accepts same, provided that such representation does not constitute a waiver by Tenant of any claims against its contractors.
(b)    Excess Costs. If the remaining Construction Costs as reflected in the Construction Budget are from time to time greater than the Construction Allowance then available for Construction Costs (any such positive difference being referred to herein as “Excess Costs”), Landlord shall not be required to further disburse any of the Construction Allowance until Tenant has provided reasonable evidence that Tenant has paid the Construction Costs up to the full amount of the Excess Costs, or deposited with Landlord an amount equal to such Excess Costs.
(c)    Additional Disbursement Conditions. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to make any disbursement during the pendency of any of the following: (1) delinquent claims are outstanding as to any portion of the Tenant Improvements, other than claims which will be paid in full from such requested disbursement, (2) there is an unbonded lien outstanding against the Project, Building or Premises or Tenant’s interest therein by reason of the construction of the Tenant Improvements, (3) an Event of Default by Tenant then-exists under the Lease (as amended hereby), (4) an event or circumstance exists which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease (as amended hereby), or (5) Landlord has reasonably determined that substandard work exists which adversely affects the Building’s Structure or appearance of the Project, Building or common areas, or any other tenant’s use of its premises in the Building (but in such case Landlord may defer disbursement as to the substandard work only). Except as expressly set forth in Section 9 below, in no event will Tenant be entitled to payment of or credit for any portion of the Construction Allowance not used to pay Construction Costs.

(d)    Disbursement Deadline. Notwithstanding anything herein to the contrary, if on December 31, 2020 there remains any unfunded balance of the Construction Allowance not then subject to a pending Interim Application for Payment (or Final Application for Payment), subject to written request for reimbursement of Generator Costs (as hereinafter defined), or subject to application towards Basic Rent next coming due under the Lease, as amended hereby (as set forth in Section 9 below), then Landlord shall have no further obligation to disburse such balance and Tenant shall have no further rights thereto.
9.    Application of Unused Construction Allowance. As used herein, “Generator Costs” means the reasonable costs of Tenant’s replacement of the Generator (as defined in Section 26.4 of the Original Lease) serving the Premises. If (w) there then-exists no Event of Default by Tenant under the Lease, as amended hereby, (x) there then-exists no event or circumstance which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease, as amended hereby, (y) there are no Excess Costs, and (z) there remains an unused portion of the Construction Allowance after payment of all Construction Costs, then the amount of said unused portion (but not more than an amount equal to FORTY-ONE THOUSAND FOUR HUNDRED FIFTY-SIX AND NO/100 DOLLARS [$41,456.00], the “Unused Allowance”) shall, upon Tenant’s specific written request given to Landlord no later than December 31, 2020, be paid by Landlord to Tenant to reimburse Tenant for Generator Costs. To any extent that Tenant elects to receive any Unused Allowance in reimbursement of Generator Costs, then not later than December 31, 2020, Tenant shall submit to Landlord one (1) written request for reimbursement of Generator Costs, such to be accompanied by invoices reflecting such Generator Costs, and evidence of payment. Landlord shall reimburse Tenant for such Generator Costs up to the amount of the Unused Allowance within thirty (30) days after receipt of such written request. In addition, if (i) there then-exists no Event of Default by Tenant under the Lease, as amended hereby, (ii) there then-exists no event or circumstance which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease, as amended hereby, (iii) there are no Excess Costs, and (iv) there remains an unused portion of the Construction Allowance after payment of all Construction Costs and any Generator Costs, then the amount of said unused portion (but not more than an amount equal to FORTY-ONE THOUSAND FOUR HUNDRED FIFTY-SIX AND NO/100 DOLLARS [$41,456.00]) shall, upon Tenant’s specific written request given to Landlord no later than December 31, 2020, be applied by Landlord against Basic Rent (but not any other Rent) next coming due under the Lease, as amended hereby.
10.    Landlord’s Oversight Role/Review. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Tenant Improvements will be designed and performed by independent architects, engineers and contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Tenant Improvements, and do not guarantee that the Space Plan or the Final CDs will be free from errors, omissions or defects or will comply with applicable laws, and shall have no liability therefore notwithstanding any approval thereof. Landlord's approval of the Space Plan, Final CDs, any Change Orders, and Landlord's designations, recommendations or approvals concerning Tenant's architects and contractors shall not be deemed a warranty as to the quality or adequacy thereof. Landlord may access and inspect the Premises and Tenant Improvements at all times during the planning and construction thereof to allow Landlord to monitor compliance with this Work Letter.
11.    Landlord’s Fee. Tenant shall pay Landlord or Landlord’s designated agent a fee in the amount of one percent (1%) of the Construction Costs (“Landlord’s Fee”) to compensate Landlord for administrative costs of review of the Space Plan and Final CDs (and any preliminary versions thereof), disbursement of the Construction Allowance, review of any Change Order requests, and assisting Tenant and its contractors with the coordination of the construction of the Tenant Improvements. The Landlord’s Fee shall be included in the Construction Budget and charged against the Construction Allowance.

12.    Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of construction documents are as follows:

Landlord’s Representative:	Jenna Duke
Property Manager
Accesso Services-
Telephone: 512-336-0633
Email: jduke@accessoservices.com

Tenant’s Representative:	_____________________________
_____________________________
_____________________________
Telephone: ____________________
Email: _______________________

13.    Miscellaneous.    The Lease and this Second Amendment (including this Work Letter) are not intended to create any third‑party beneficiaries; without limiting the foregoing, no contractors or third parties engaged by Tenant with respect to the Tenant Improvements shall have any legal or beneficial interest in the Construction Allowance. With respect to all time periods and dates for exercising rights and performing obligations set forth in this Work Letter, time shall be of the essence.

EXHIBIT B

RIGHT OF FIRST REFUSAL

A.    Landlord hereby grants to Tenant a one-time right of first refusal (the “ROFR”) to lease the Suite 140 Space (defined below), subject to the following terms and conditions. This ROFR will not be effective or exercisable in connection with any Third Party Offer received by Landlord if there then-exists an Event of Default by Tenant under the Lease (as amended hereby), or there then-exists an event or circumstance which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease, as amended hereby.

B.    “Suite 140 Space” means that certain space known as Suite 140 located on the first (1st) floor of the Building and deemed to contain 6,215 RSF, as outlined on EXHIBIT B-1 attached hereto.

C.    If Landlord receives an acceptable offer from a bona fide third party prospect (“Third Party Offer”) other than a prospect exercising a Superior Right (defined below) to lease the Suite 140 Space, Landlord shall first offer to Tenant the right to include the Suite 140 Space within the Premises on the same material economic terms as set forth in the Third Party Offer. Such offer shall be made by Landlord giving written notice (the “Offer Notice”) to Tenant which shall specify the material economic terms for such Suite 140 Space, which shall be the same as those set forth in the Third Party Offer. In order to send the Offer Notice, Landlord does not need to have negotiated full lease terms with the third party, but need only to have received an acceptable bona-fide offer containing the material economic terms (i.e. rent, term, parking, tenant improvements, and any concessions), and Tenant must make its decision with respect to the Suite 140 Space as long as it has received a description of such material economic terms in the Offer Notice.

D.    Tenant’s rights under this ROFR are subject and subordinate to the following rights (collectively, “Superior Rights”): (i) any rights set forth in the existing leases of tenants or occupants of the Complex as of the Effective Date of this Second Amendment, and (ii) Landlord's right in its absolute discretion to renew or extend the lease term of (a) any tenant of the Suite 140 Space, or (b) any tenant holding any pre-existing rights of expansion or first offer or refusal or similar rights as to the Suite 140 Space (even if such tenants described in (a) or (b) above do not have extension rights in their respective leases or if such extension or renewal is not in strict accordance with any extension or renewal option in such lease).

E.    Tenant will have up to five (5) business days following the date that Tenant receives the Offer Notice to give Landlord its written notice (“Acceptance Notice”) exercising the ROFR to lease the Suite 140 Space on all of the terms set forth in the Offer Notice. If Tenant exercises the ROFR, Tenant must lease all of the Suite 140 Space and not only a portion thereof. If the Third Party Offer is to lease the Suite 140 Space and additional space in the Building, Landlord may offer to Tenant, in the Offer Notice, all such space which the third party desires to lease, and Tenant must exercise its rights hereunder, if at all, with respect to all such space and may not insist on exercising its rights as to only the Suite 140 Space.

F.    If Tenant fails to timely exercise the ROFR (time being of the essence thereof), or elects not to exercise the ROFR, then the ROFR and Tenant’s rights under this Exhibit will automatically terminate, and Landlord may lease the Suite 140 Space to any third party under any terms in Landlord’s sole and absolute discretion, provided that if, after Tenant fails to exercise the ROFR as to the Suite 140 Space, Landlord desires to lease the Suite 140 Space on materially more beneficial terms than provided in the Offer Notice, then, subject to the provisions of this ROFR, Landlord shall re-offer the Suite 140 Space to Tenant pursuant to this ROFR prior to leasing the Suite 140 Space to the party under the materially more beneficial terms. “Materially more beneficial terms” means an effective rental rate (taking into account amortization of allowances and rent credits on a straight line basis over the applicable term) which is ninety percent (90%) or less than the effective rental rate set forth in the Offer Notice.

G.    Upon Tenant’s timely delivery of the Acceptance Notice, Landlord and Tenant will be deemed to have added the Suite 140 Space to the Premises for the lease term set forth in the Offer Notice. Tenant will accept the Suite 140 Space in its “AS IS, WHERE IS, WITH ALL FAULTS” condition on the date Landlord delivers the Suite 140 Space to Tenant, without any obligation of Landlord to improve, alter or remodel the Suite 140 Space, except as may be set forth in the Offer Notice. Within twenty (20) days following delivery of the Acceptance Notice, Tenant and Landlord shall execute an amendment to the Lease including the Suite 140 Space in the Premises on all of the economic terms set forth in the Offer Notice, and, to the extent consistent with said economic terms, on the same terms and provisions then in effect on the Suite 140 Space commencement date, and thereafter scheduled to be in effect, under the Lease for the Premises (provided that an otherwise valid exercise of the ROFR shall be fully effective whether or not such amendment is prepared or executed). Landlord will be obligated to pay a brokerage fee or commission to a Tenant’s broker in connection with the Suite 140 Space to any extent such obligation is expressly set forth in a written agreement between Landlord and such Tenant’s broker, but otherwise Landlord will have no obligation to pay a brokerage fee or commission to any Tenant’s broker in connection with any Suite 140 Space.

H.    Notwithstanding anything to the contrary herein, Tenant shall have no right of first refusal hereunder, if at the time that Landlord would otherwise deliver the Offer Notice, or at the time that Tenant delivers an Acceptance Notice, or on the date that Landlord would otherwise deliver the Suite 140 Space to Tenant, there exists an Event of Default by Tenant under the Lease, as amended hereby (or there exists an event or circumstance which, but for the passage of time or giving of notice, or both, could constitute an Event of Default by Tenant under the Lease, as amended hereby), or the Lease, as amended hereby, is not in full force and effect. This ROFR shall automatically terminate: (i) if the Lease or Tenant's right to possession of the Premises is terminated, or (ii) if Tenant exercises any right to terminate the Lease (partially or in its entirety) or to reduce the size of the Premises, or (iii) if Tenant vacates the Premises (or a substantial part thereof) for in excess of 120 days for reasons other than casualty or approved remodeling or repairs, or (iv) if Tenant’s interest in the Lease is assigned, or Tenant sublets any portion of the Premises. Any of such termination events shall, at Landlord’s option, apply to terminate the ROFR whether or not Tenant may have theretofore delivered an otherwise valid Acceptance Notice. Landlord may, at its option, waive any such termination event in writing.

I.    This ROFR, or any of Tenant’s rights, interests or obligations hereunder, may not be transferred or assigned (by operation of law, merger, direct assignment, subletting, or otherwise) to any person or entity, and may not be exercised by any person or entity other than the original Tenant under the Lease, and any transfer, assignment or exercise in violation hereof will be null and void.

EXHIBIT B-1
SUITE 140 SPACE

EXHIBIT C

TERMINATION OPTION

A.    Subject to the conditions and restrictions set forth below and Tenant’s strict compliance with same, Tenant shall have the one-time option (the “Termination Option”) to terminate the Lease (as amended hereby) as to the entire Premises, said termination to be effective on the Termination Date. If applicable, the “Termination Date” shall be July 31, 2025.

B.    This Termination Option will be effective and exercisable only if, upon the date of the Termination Notice, the following conditions are satisfied: (i) there is no uncured default or breach by Tenant under the Lease, as amended hereby (or an event which, but for the passage of time or giving of notice, or both, could constitute such a default or breach), and (ii) there shall have been no assignment of all or any portion of Tenant’s rights, title or obligations under the Lease, as amended hereby, and there shall have been no subletting of all or any part of the Premises. Additionally, if both of the above conditions are not satisfied on the day immediately preceding the Termination Date, then, at Landlord’s sole option, the Termination Notice shall be null and void and the Lease will not terminate on the scheduled Termination Date. This Termination Option is personal to the original Tenant named in the Lease, and without the prior, written consent of Landlord, may not be transferred or exercised in whole or in part, voluntarily or involuntarily, by or to, any person or entity other than the original Tenant, and any transfer in violation hereof shall be null and void.

C.    The Termination Option is subject to each of the following conditions and requirements (any of which Landlord may waive in writing in its sole and absolute discretion):

(1)    Tenant must provide written notice (the “Termination Notice”) to Landlord of Tenant’s exercise of the Termination Option no later than October 31, 2024. The Termination Notice, once provided to Landlord, shall be irrevocable.

(2)    Tenant must pay to Landlord the Termination Cost Recovery Payment. The “Termination Cost Recovery Payment” shall be an amount equal to the sum of (i) four (4) months of Basic Rent and four (4) months of Additional Rent, each calculated at the rates that would have been payable during the four (4) months following the Termination Date had Tenant not exercised this Termination Option, plus (ii) the unamortized portion of Landlord’s Termination Costs (as hereafter defined) as of the Termination Date. “Landlord’s Termination Costs” shall mean an amount equal to the sum of (w) all of Landlord’s costs of any tenant improvements in connection with this Second Amendment, including, without limitation, the Construction Allowance (as defined in Section 5 of this Second Amendment), and any tenant improvement costs paid by Landlord in connection with any space added to the Premises after the Effective Date of this Second Amendment, (x) all leasing and brokerage commissions paid by Landlord in connection with this Second Amendment, and any brokerage commissions paid by Landlord in connection with any space added to the Premises after the Effective Date of this Second Amendment, (y) the total of all Basic Rent which is abated, as set forth in Section 4 of this Second Amendment, and any abated Rent in connection with any space added to the Premises after the Effective Date of this Second Amendment, and (z) all reasonable attorneys’ fees incurred by Landlord in connection with this Second Amendment, and any amendments to the Lease following the Effective Date of this Second Amendment. The unamortized portion of Landlord’s Termination Costs shall be calculated based on the amortization of Landlord’s Termination Costs at an interest rate of eight percent (8%) per annum over the period beginning on August 1, 2018 and ending on the Expiration Date. Landlord will notify Tenant of the amount of the Termination Cost Recovery Payment, including documentation setting forth the calculation of Landlord’s Termination Costs and the calculation of the Termination Cost Recovery Payment, following delivery of the Termination Notice. Tenant must pay the Termination Cost Recovery Payment to Landlord in cash or other immediately available funds no later than tenth (10th) day following notification of the amount thereof.

D.    Tenant must comply with all Lease provisions regarding the expiration or termination of the Lease and the surrender of the Premises thereupon; and the Premises, upon surrender thereof by Tenant, must be in compliance with all applicable laws and building codes. Any holdover by Tenant in all or any portion of the Premises after the Termination Date shall be a default by Tenant under the Lease, as amended hereby, and will be subject to the holdover provisions of the Lease.

E.    Any provision of the Lease, as amended hereby, which is intended to survive the expiration or termination of the Lease shall survive the Termination Date.

F.    With respect to all dates for exercising any rights and the performance of any obligations in connection with the exercise or implementation of this Termination Option, time shall be of the essence.

G.    Notwithstanding anything in the Lease or this Second Amendment to the contrary, in no event may Tenant exercise this Termination Option so as to terminate the Lease with respect to any portion of the Premises consisting of Suite 140 Space (as defined in EXHIBIT B of this Second Amendment), unless Landlord agrees otherwise in writing in its sole and absolute discretion.

H.    As of the date Tenant provides Landlord with a Termination Notice, any unexercised rights or options of Tenant to extend or renew the Term or to expand the Premises (whether expansion options, rights of refusal, rights of offer, or other similar rights), and any outstanding tenant improvement allowance or other allowance or credits not claimed and properly utilized by Tenant in accordance with the Lease, as amended hereby, as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.